Exhibit 99.1

CHC Helicopter Appoints Karl S. Fessenden, Former GE Senior Executive, as New CEO

Feb. 6, 2015 - Vancouver, British Columbia, Canada - CHC Group Ltd. (NYSE: HELI), the parent company of CHC Helicopter, announced that the board of directors has appointed Karl Fessenden chief executive officer and a member of the board of directors effective Feb. 9, replacing William Amelio, who will be leaving the company. Mr. Fessenden joins CHC from GE, where over his 20-year career at the company he successfully led multiple global service business units, at GE Energy and GE Aviation.
Most recently, Mr. Fessenden led the Alstom power-generation acquisition integration, the largest acquisition in GE’s history. Prior to leading the Alstom acquisition integration, he led GE’s $8 billion Power Generation Services unit, the largest industrial services business at GE. He joined GE Energy in 2005 after 15 years in the aviation sector with GE and Pratt & Whitney.
“Karl brings a track record of strong leadership in building industrial services businesses and process discipline around resource and capital allocation,” said John Krenicki, CHC’s chairman of the board. “His deep operating expertise, decisiveness, unwavering commitment to safety, customer satisfaction and relentless focus on competitiveness make him a great fit for CHC and uniquely qualified to move the company forward.”
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About CHC
CHC Helicopter is a leader in enabling customers to go further, do more and come home safely, including oil and gas companies, government search-and-rescue agencies and organizations requiring helicopter maintenance, repair and overhaul services through the Heli-One segment. The company operates more than 230 aircraft in about 30 countries around the world.

Contact Information
INVESTORS
Lynn Antipas Tyson
Vice President, Investor Relations
+1.914.485.1150
lynn.tyson@chc.ca

MEDIA
T.R. Reid
Vice President, Global Communications
+1.512.869.9094
t.r.reid@chc.ca